FORM OF INVESTMENT ADVISORY AGREEMENT

TO:

Wellesley Investment Advisors, Inc.

The Wellesley Office Park

20 William Street

Wellesley, Massachusetts  02481

Ladies and Gentlemen:

Miller Investment Trust (the “Trust”), with respect to its series, the Miller Convertible Plus Fund (the “Fund”), herewith confirms our agreement with you.

The Trust currently consists of multiple series of shares, including the Fund, each of which has been established to engage in the business of an open-end management investment company.

You have been selected to act as the sole investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth.  Accordingly, the Trust, with respect to the Fund, agrees with you as follows effective upon the date of the execution of this Agreement.

1.

ADVISORY SERVICES

Subject to the supervision of the Board of Trustees of the Trust, you will provide or, in accordance with Section 2, arrange to be provided to the Fund such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies.  You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund, the amount of leverage, if any, to be employed by the Fund, and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish.  You will furnish such reports, evaluations, information or analyses to the Trust as the Board of Trustees of the Trust may request from time to time or as you may deem to be desirable.  You also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

2.

USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the “Act”), by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund (unless the Trust has obtained an exemption from the provisions of Section 15(a) of the Act).  Any such delegation shall not relieve you from any liability hereunder.

3.

ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation of any sub-adviser retained pursuant to Section 2 above and the compensation and expenses of any persons rendering portfolio management services to the Fund who are directors, officers, employees, members or stockholders of your corporation.  You will make available to the Board of Trustees, without expense to the Fund, such of your employees as the Board may request to participate in Board meetings and provide such reports and other assistance as the Trustees may reasonably request.  Except for the expenses set forth in this first paragraph of this Section 3, you shall not be responsible for paying any other amounts, including without limitation the expenses of the Fund set forth in paragraphs 2 and 3 of this Section 3.

The Fund will be responsible for the payment of all operating expenses of the Fund, including without limitation the compensation and expenses of any employees and officers of the Trust and of any other persons rendering any services to the Fund, including the fees and expenses of the Fund’s chief compliance officer to the extent that person is not an employee of you or your affiliates; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of any custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, independent registered public accounting firm, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; fees and expenses associated with regulatory reports; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay pursuant to Rule 12b-1 under the Act; the Advisory Fee; and all other operating expenses not specifically assumed by you.

The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and fees and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Trustees and extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.  You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.

COMPENSATION OF THE MANAGER

The Fund shall pay you, as compensation for your services and expenses assumed hereunder, an investment advisory fee (the “Advisory Fee”) as set forth below.  The Advisory Fee shall be computed daily and paid monthly in arrears by the Fund to you.

(A)

    First Twelve Months of Operations.  During the first twelve (12) months of investment operations of the Fund, the Fund shall pay you the Advisory Fee, which shall then consist solely of the Basic Fee (i.e., the Advisory Fee paid by the Fund to you shall be calculated at the rate of 1.85% per annum of the Fund’s average daily Managed Assets during the preceding calendar month).  One of the purposes of not including the Performance Adjustment during the initial twelve-month period is to establish a performance record for the Class on which the Performance Adjustment is later calculated.

(B)

    After Twelve Months of Operations.  From and after the first twelve (12) months of investment operations of the Fund, the Fund shall pay you the Advisory Fee, which shall then be composed of the Basic Fee and a Performance Adjustment to the Basic Fee based upon the investment performance of Class I shares of the Fund (the “Class”) in relation to the investment record of a securities index determined by the Board to be appropriate over the same period, which the Board has designated as the Barclays Capital US Aggregate Bond Index (the “Index”).

(C)

    The “Basic Fee” shall be equal to 1.85% per annum of the Fund’s average daily Managed Assets during the preceding calendar month.

(D)

    “Managed Assets” means the total assets of the Fund, including any assets attributable to borrowings, minus the Fund’s accrued liabilities other than such borrowings.  The value of the Fund’s assets shall be determined for these purposes pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required.  If, pursuant to such provisions, valuation is suspended for any particular business day, then for the purposes of this Section, the value as last determined prior to such suspension shall be deemed to be the value as of the close of the business day, or as of such other time as the value of such assets may lawfully be determined, on that day.

(E)

    The “Performance Adjustment” consists of an adjustment to the monthly Basic Fee to be made by adding or subtracting the Performance Adjustment to the Basic Fee depending on whether the Class experienced better or worse performance than the Index.

There shall be no Performance Adjustment and the Advisory Fee shall consist solely of the Basic Fee for the first 0.25 percentage points (i.e., the first 25 basis points) of absolute performance by which the Class’ investment performance during the Performance Period was better or worse than the performance record of the Index (as then constituted) during the Performance Period (the “Initial Zone”).

After the Initial Zone (i.e., after 0.25 percentage points), the Performance Adjustment shall equal 0.05% per annum of the Fund’s average daily Managed Assets during the Performance Period for each 0.25 percentage points that the Class’ investment performance during the Performance Period was better or worse than the performance record of the Index (as then constituted) during the Performance Period.  The maximum Performance Adjustment is plus or minus 0.75% per annum of the Fund’s average daily Managed Assets during the Performance Period, which is applicable if the Class’ performance relative to that of the Index during the Performance Period is plus or minus 4.00% (400 basis points).

In addition, as the Fund’s average daily Managed Assets during the Performance Period may differ substantially from the Fund’s average daily Managed Assets during the current month and year, the Performance Adjustment shall be further adjusted to the extent necessary to ensure that the total Performance Adjustment to the Basic Fee on an annualized basis does not exceed 0.75%.  While the Performance Adjustment is calculated on the 36-month Performance Period, it is pro-rated to a monthly payment to correspond with the Fund’s monthly payment of the Advisory Fee.  The Fund shall use natural rounding to two decimal places regarding performance differences and calculations of the Performance Adjustment (e.g., each shall be rounded to the nearer point (the higher point if exactly one-half point)).  Exhibit A to this Agreement sets forth a table showing the application of the Performance Adjustment.

The investment performance of the Class during the Performance Period shall be measured by comparing the (i) opening net asset value of one share of the Class on the first business day of the Performance Period with (ii) the closing net asset value of one share of the Class as of the last business day of such Performance Period.  In computing the investment performance of the Class and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund with respect to the Class, and all cash distributions of the companies whose stock comprise the Index, will be treated as reinvested in accordance with Rule 205-1 (or any other applicable rule) under the Act, as the same from time to time may be amended, and any returns of capital shall be disregarded.

The computation of the Performance Adjustment shall not be cumulative.  For example, a positive Performance Adjustment shall apply for a month even though the performance of the Class over some period of time shorter than the Performance Period has been behind that of the Index, and, conversely, a negative Performance Adjustment shall apply for a month even though the performance of the Class over some period of time shorter than the Performance Period has been ahead of that of the Index.

(F)

    The “Performance Period” shall consist of a rolling 36-month period consisting of the most recently completed month and the previous 35 months, or such shorter period since commencement of the Fund’s operations

(G)

    If this Agreement terminates before the last day of a month, the Basic Fee then in effect shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.  The amount of any Performance Adjustment to the Basic Fee shall be computed on the basis of and applied to Managed Assets averaged over the 36-month period (or such shorter period since commencement of the Fund’s operations) ending on the last business day on which this Agreement is in effect.

(H)

    Changes to the Index and Class.  From time to time, the Board may, by a vote of the trustees, including a majority of the trustees who are not “interested persons” (as defined in the Act) of you or (other than as Board members) the Fund in the manner prescribed by the Act and the rules and regulations thereunder, determine that:  (i)  another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Fund (the “Successor Index”); and/or (ii)  a class of shares of the Fund other than Class I is most appropriate for use in calculating the Performance Adjustment.  After ten days’ written notice to you (which period you may waive), the Successor Index shall be substituted for the Index in prospectively calculating the Performance Adjustment and/or the Successor Class shall be substituted in prospectively calculating the Performance Adjustment; provided, however, that the calculation of that portion of the Performance Adjustment attributable to any portion of the Performance Period prior to the effectiveness of the use of the Successor Index and/or the Successor Class will still be based upon the performance of the Class of the Fund compared to the Index.  The use of a different Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire Performance Period so long as such Class was outstanding at the beginning of such period.  In the event that such Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Class was outstanding and any prior portion of the Performance Period shall be calculated using Class I shares.  Any actions permitted by this Section taken by the Board shall not be effective unless approved by a majority of the outstanding voting securities of the Fund if so required by the Act, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position from any such requirement of the Act.

(I)

    Waivers.  Notwithstanding anything herein to the contrary, in no event shall you be responsible for paying the Advisory Fee (or any portion thereof) to the Fund for any period.  However, you may from time to time agree not to impose all or a portion of the Advisory Fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of the trustees who are not interested persons of you.  You may discontinue or modify any such fee reduction or undertaking at any time unless you otherwise agreed to in writing.

5.

EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of a Fund, it is understood that you (or the applicable sub-adviser, if any, retained pursuant to Section 2 above) will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board of Trustees from time to time.  You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage.  In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received.  In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion.  You (or the sub-adviser) are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.  The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Fund and to accounts over which you (or the sub-adviser) exercise investment discretion.

A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund.  You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer.  However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you (or the sub-adviser), any of your (and the sub-adviser’s) affiliates or any affiliates of your (or the sub-adviser’s) affiliates may retain compensation in connection with effecting a Fund’s portfolio transactions, including transactions effected through others.  If any occasion should arise in which you (or the sub-adviser) give any advice to your clients (or clients of the sub-adviser) concerning the shares of a Fund, you (or the sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.

PROXY VOTING

You will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time.  Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy.  You agree to provide a copy of your proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly.

8.

SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, which may or may not be a series of the Trust, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.  For the avoidance of doubt, the rendering of investment advice, management or other services to any client including separate accounts, mutual funds and private funds, pursuant to a substantially similar strategy as that of the Fund will not be deemed to interfere in a material manner.

The Trust and you acknowledge that all rights to the name “Miller” or any variation thereof belong to you or one or more of your affiliates, and that the Trust is being granted a limited license to use such words in the Fund’s name or in any class name.  In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “Miller” in the Fund’s name and in any class shall automatically cease on the ninetieth day following the termination of this Agreement.  The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Trust.  Nothing contained herein shall impair or diminish in any respect, your right to use the name “Miller” in the name of, or in connection with, any other business enterprises with which you are or may become associated.  There is no charge to the Trust for the right to use this name.

9.

LIMITATION OF LIABILITY OF MANAGER

You may rely on information reasonably believed by you to be accurate and reliable.  Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of you for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10.

DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date of this Agreement for the Fund and shall continue in effect with respect to the Fund (and any subsequent fund added pursuant to this Agreement during the initial two-year term of this Agreement) for a period of two years.  This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may, on sixty (60) days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you.  This Agreement shall automatically terminate in the event of its assignment, as such term is defined in the Act and interpreted thereunder.

11.

AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.

LIMITATION OF LIABILITY TO TRUST PROPERTY

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the applicable series), as provided in the Agreement and Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust, which is on file with the Securities and Exchange Commission.

13.

SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.

BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, you agree that all records which you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request.  You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Trust that are required to be maintained by Rule 31a-1 under the Act.

15.

QUESTIONS OF INTERPRETATION

(a)

This Agreement shall be governed by the laws of the State of Delaware.

(b)

For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff.  In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.

NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Trust is The Wellesley Office Park, 20 William Street, Wellesley, Massachusetts 02481.

17.

CONFIDENTIALITY

You agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law.  In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.  You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

18.

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.

 BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.

CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

Miller Investment Trust with respect to the Miller Convertible Plus Fund

Dated:

By:  _________________

Print Name:  Greg Miller

Title:  President

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Wellesley Investment Advisors, Inc.

Dated:

By:  _________________

Print Name:  Greg Miller

Title:  CEO

Exhibit A

Tabular presentation of the Advisory Fee

(from and after twelve months after the Fund commences
investment operations and expressed as basis points)

Performance of the Class relative to the Index	Performance Adjustment*	Basic Fee*	Advisory Fee*
-400 and under	-75	185	110
-375	-70	185	115
-350	-65	185	120
-325	-60	185	125
-300	-55	185	130
-175	-50	185	135
-250	-45	185	140
-225	-40	185	145
-200	-35	185	150
-175	-30	185	155
-150	-25	185	160
-125	-20	185	165
-100	-15	185	170
-75	-10	185	175
-50	-5	185	180
-25	0	185	185
0	0	185	185
25	0	185	185
50	5	185	190
75	10	185	195
100	15	185	200
125	20	185	205
150	25	185	210
175	30	185	215
200	35	185	220
225	40	185	225
250	45	185	230
275	50	185	235
300	55	185	240
325	60	185	245
350	65	185	250
375	70	185	255
400 and over	75	185	260

*

Average daily Managed Assets, assuming that the Managed Assets do not change during the Performance Period.